EXHIBIT J

Execution Copy

January 15, 2018

STEFANO PESSINA

as Lender

and

ALLIANCE SANTE PARTICIPATIONS S.A.

as Borrower

LOAN AGREEMENT

US$ 7,520,128.06

BETWEEN THE UNDERSIGNED:

1.                                      STEFANO PESSINA, a citizen of Monaco, born on June 4, 1941 in Pescara, Italy, whose residential address is at Villa Farniente, 11 Chemin du Ténao, 98000 Monaco,

Hereinafter referred to as, the “Lender”,

ON THE FIRST PART,

2.                                      ALLIANCE SANTE PARTICIPATIONS S.A., a société anonyme organised and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 14, avenue du X Septembre, L-2550, Luxembourg, Grand Duchy of Luxembourg, registered with the trade and companies register of Luxembourg under number B 51280 represented by its directors, duly authorized,

Hereinafter referred to as, the “Borrower”,

ON THE OTHER PART.

The Lender and the Borrower are hereinafter referred to as the “Parties”.

WHEREAS:

Pursuant to an assignment agreement, dated the date hereof, a copy of which is attached as Schedule A hereto (the “Assignment Agreement”), the Borrower has purchased from the Lender, who indirectly controls 100% of the voting power of Borrower, the Shares (as defined in the Assignment Agreement), for a purchase price equal to the sum of seven million, five hundred twenty thousand, one hundred twenty-eight US dollars and 06/100 US dollars (US$ 7,520,128.06).

The Assignment Agreement provides that the purchase price for the Shares shall be payable by the Borrower to the Lender on deferred terms under the terms and conditions set out in this loan agreement (the “Agreement”).

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS — INTERPRETATION

1.1                               Definitions:

In this Agreement:

“Business Day” means a day (other than a Saturday or Sunday), which is not a public holiday in Luxembourg.

“Benchmark Rate” means 12-month LIBOR.

“Interest Rate” means the sum of (a) the Benchmark Rate and (b) the Margin, but in no event less than zero per cent (0%).

“Loan” shall have the meaning as described to it in clause 2.1.

“Margin” means the rate of 0.2%.

“Maturity Date” means the third anniversary of the date hereof.

1.2                               Interpretation

For the purposes of this Agreement:

(a)                                 a reference to an agreement or document means such agreement or document as it may have been or will be amended;

(b)                                 words importing the plural shall include the singular and vice versa;

(c)                                  headings and paragraphs in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(d)                                 a time of day reference is Luxembourg time.

2.                                      AMOUNT AND PURPOSE

2.1                               Amount: The Lender agrees to make available to the Borrower, which accepts, a loan in the principal amount of seven million, five hundred twenty thousand, one hundred twenty-eight US dollars and 06/100 US dollars (US$ 7,520,128.06), pursuant to the terms and conditions set out below (the “Loan”).

2.2                               Purpose: The purpose of the Loan is to pay the deferred purchase price due by the Borrower to the Lender under the Assignment Agreement which, pursuant to the Assignment Agreement, is payable in accordance with the terms and conditions of this Agreement.

3.                                      INTEREST

3.1                               Interest: Interest will accrue daily on the outstanding amount of the Loan at the Interest Rate.  The Interest Rate applicable to each annual period shall be determined on the basis of the Benchmark Rate on the first day of such period.  Interest shall be calculated on the basis of a 365-day year.

3.2                               Payment of Interest: Interest will be payable annually in arrears on each anniversary date of the date hereof, except to the extent that the Borrower elects, in its sole discretion, not to pay such interest, in which case interest will be capitalized annually on the anniversary date of the date hereof in accordance with article 1154 of the Luxembourg Code Civil.

4.                                      REPAYMENT AND PREPAYMENT

4.1                               Repayment: The Borrower shall repay the Loan in full, together with any accrued and/or capitalised interest, on the Maturity Date; provided that the Borrower may elect, in its sole discretion to extend the Maturity Date by one further two-year term by written notice delivered to the Lender at any time during the three-month period immediately prior to the initial Maturity Date.

4.2                               Voluntary Prepayment: The Borrower may at any time prepay all or part of the Loan (and pay capitalized interest thereunder) with two (2) Business Days’ prior notice (or such shorter period as the Lender and the Borrower shall agree).

5.                                      NOTICES – COMMUNICATION

5.1                               Any notice given or communication made pursuant to this Agreement must, in order to be effective, be made in writing sent by e-mail, facsimile transmission or letter sent by registered post with request for acknowledgement of receipt to the address specified below.

5.2                               The addresses of each Party to this Agreement are:

The Lender:	Stefano Pessina
Address:	Villa Farniente,
11 Chemin du Ténao,
98000 Monaco

The Borrower:	Alliance Santé Participations S.A.
Address:	14, Avenue du X Septembre,
L-2550, Luxembourg,
Grand Duchy of Luxembourg

Attention of:	Simone Retter (Director)

6.                                      MISCELLANEOUS

6.1                               Exercise of Rights: The partial or late exercise by the Lender of any right or the failure by it to exercise any right shall not constitute a waiver of said right and shall not prevent the Lender from exercising that right in the future, or from exercising any other right.

6.2                               Partial invalidity: If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under any law, the other provisions of the Agreement shall remain valid and binding on the parties.

6.3                               Cumulative Rights: All rights granted to the Lender under the Agreement, as well as any of its rights arising under the law, are cumulative and may be exercised at any time.

7.                                      APPLICABLE LAW AND JURISDICTION

The Agreement shall be governed by Luxembourg law.  The Parties agree that the Courts of Luxembourg City (Grand Duchy of Luxembourg) shall have exclusive jurisdiction to settle any disputes which may arise out or in connection with this Agreement.

Made in two (2) originals

On January 15, 2018

The Lender:

Stefano Pessina

/S/ STEFANO PESSINA

The Borrower:

Alliance Santé Participations S.A.

By:	/S/ SIMONE RETTER
Name: Simone Retter
Title: Administrateur (Director)

By:	/S/ JEAN-PAUL GOERENS
Name: Jean-Paul Goerens
Title: Administrateur (Director)

SCHEDULE A

Copy of the Assignment Agreement

[See Exhibit I]